EXHIBIT 99



                              FOR IMMEDIATE RELEASE


Contacts:   John Philpott                      Nick Kormeluk
            Chief Financial Officer            Senior Manager Investor Relations
            (805)685-9880                      (805)685-9880


                          MIRAVANT COMPLETES FINANCING


SANTA BARBARA Calif., September 29, 1997 - Miravant (Nasdaq: MRVT) announced today that the Company has completed a private equity offering totaling $45 million, with two substantial institutional investors. The offering was managed by Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group, an investment banking firm located in Sausalito, California.

The transaction included the issuance of 900,000 shares of common stock priced at $50 per share (a 25% premium to the 30-day average closing bid price) and are subject to restrictions on resale for a period of one year. Investors also received warrants to purchase additional shares at higher prices, also subject to resale restrictions for a one-year period.

The proceeds from the transaction will be used for ongoing research, development and commercialization efforts of the Company, as well as for general corporate purposes.

Miravant is a leader in developing both pharmaceuticals and devices for PhotoPointTM, a medical procedure using light-activated drugs to selectively destroy diseased cells and tissues. The company is pursuing PhotoPoint applications in a number of medical specialties, including oncology, urology, dermatology, ophthalmology, cardiology and gynecology. Over the last several years, Miravant has established strategic collaborative relationships with select corporations, including Pharmacia & Upjohn, Boston Scientific Corporation, Ramus Medical Technologies, Cordis, a Johnson & Johnson company, and Iris Medical Instruments, Inc.

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